                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, For Use of the
                                                Commission Only (as permitted by
[X]  Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      KULICKE AND SOFFA INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
          1)   Title of each class of securities to which transaction applies:

          _____________________________________________________________________

          2)   Aggregate number of securities to which transaction applies:

          _____________________________________________________________________

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

          _____________________________________________________________________

          4)   Proposed maximum aggregate value of transaction:

          _____________________________________________________________________

          5)   Total fee paid:

          _____________________________________________________________________


[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:

          _____________________________________________________________________

     2)   Form, Schedule or Registration Statement No.:

          _____________________________________________________________________

     3)   Filing Party:

          _____________________________________________________________________

     4)   Date Filed:

          _____________________________________________________________________
/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                   [Kulicke and Soffa Industries, Inc. logo]
                 2101 Blair Mill Road, Willow Grove, PA 19090

                          ---------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               February 11, 1997

                          ---------------------------

               The Annual Meeting of Shareholders of Kulicke and Soffa Industries, Inc. (the "Company") will be held on Tuesday, February 11, 1997, at 4:30 p.m. at the offices of the Company, 2101 Blair Mill Road, Willow Grove, Pennsylvania, for the following purposes:


               1. Election of directors;

               2. Ratification of the appointment of Price Waterhouse LLP as the
                  Company's independent accountants for the year ending September 30, 1997; and

               3. Transaction of such other business as may properly come before the meeting.

               The Board of Directors has fixed the close of business on December 16, 1996, as the record date for the determination of holders of Common Shares entitled to notice of and to vote at the meeting.

               All shareholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in order that your stock may be voted. If you attend the meeting, you may revoke your proxy and vote in person.

                              By Order of the Board of Directors
                              SUSAN WATERS
                              Secretary

January 2, 1997

                   [Kulicke and Soffa Industries, Inc. logo]
                 2101 Blair Mill Road, Willow Grove, PA 19090

                                ---------------

                                PROXY STATEMENT

                                ---------------

                                                                 January 2, 1997


     The enclosed proxy is solicited by the Board of Directors of the Company. The proxy is revocable at any time prior to its use by delivering a subsequently executed proxy or written notice of revocation to the Secretary of the Company.

     The Board of Directors has fixed the close of business on December 16, 1996, as the record date for determination of the shareholders entitled to vote at the Annual Meeting. As of the record date, there were 19,462,099 Common Shares outstanding. Each such share is entitled to one vote on all matters to be presented to the meeting, except that cumulative voting is permitted in the election of directors. See "ELECTION OF DIRECTORS." This proxy statement and the enclosed proxy are being mailed on or about January 7, 1997. A copy of the Company's 1996 Annual Report to Shareholders (which includes the Company's Annual Report on Form 10-K) is also enclosed.

     The only persons or groups of persons shown by the Company's latest records or by Securities and Exchange Commission records to own beneficially more than 5% of the outstanding Common Shares of the Company are as follows:


                                              Number of     Percent of
Name and Address                                Shares        Class
----------------                              ---------     ----------


Capital Guardian Trust                        1,048,900        5.4%
15th Floor
11100 Santa Monica Boulevard
Los Angeles, CA 90025

                             ELECTION OF DIRECTORS

          The Board of Directors currently consists of eight directors, divided into four classes of two directors each. The Board intends to cause Messrs. Allison F. Page and C. William Zadel, the members of the class whose terms expire at the 1997 Annual Meeting, to be nominated for re-election at the 1997 Annual Meeting to serve until the 2001 Annual Meeting and until their successors have been duly elected and qualified. Each shareholder who so chooses may cumulate votes in the election of directors (i.e. may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected (i.e., two) and cast the whole number of votes for one candidate or distribute them among some or all candidates). The proxy agents reserve the right to vote the proxies cumulatively, if necessary, in order that one or both of Messrs. Page and Zadel will be re-elected to the Board of Directors. If either of the nominees should be unavailable at the time of the election, the persons named in the proxy may vote the proxies for such other persons as they may choose, unless the Board of Directors reduces the number of the directors to be elected.

          Assuming a quorum is present, the two nominees receiving the highest number of votes cast at the annual meeting will be elected directors. For such purposes, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in the election of directors.

          The following table provides certain information concerning (i) Messrs. Page and Zadel, (ii) the persons whose terms as directors will continue after the Annual Meeting, and (iii) the executive officers named in the Summary Compensation Table herein, including their ages, principal occupations and, as of December 1, 1996, beneficial shareholdings. To the best knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to the beneficial shareholdings set forth, unless otherwise indicated.

                                          Present     Common Shares
                               Director   Term        Beneficially Owned
Name, Age and Occupation       Since      Expires     On December 1, 1996
------------------------       --------   -------     -------------------
                                                      Number           Percent
                                                      ------           -------

James W. Bagley (57),          1993       1999        13,000/(1)/       /(2)/
 Chairman of the Board and
 Chief Executive Officer of
 OnTrak Systems, Inc., a
 developer and marketer of
 semiconductor wafer processing
 equipment, since June
 1996, and formerly Vice
 Chairman of the Board of
 Directors of Applied
 Materials, Inc., the largest
 supplier of wafer fabrication
 systems to the semi-conductor
 industry.  Director of Tencor
 Instruments, a manufacturer of
 wafer defect inspection and
 metrology systems, and of
 Teradyne, Inc., a manufacturer

                                                     Present       Common Shares
                                        Director     Term          Beneficially Owned
Name, Age and Occupation                Since        Expires       On December 1, 1996
------------------------                --------     -------       -------------------
                                                                   Number           Percent
                                                                   ------           -------

of semi-conductor equipment.
Formerly a Director of
Extraction Systems, Inc.,
manufacturer of carbon filters.

C. Scott Kulicke (47),                  1975         1999          609,802/(3)/       3.1
 Chairman of the Board and Chief
 Executive Officer of the Company.

Frederick W. Kulicke, Jr. (79),         1956         2000            5,000/(4)/       /(2)/
 retired co-founder of the
 Company; Co-Chairman of the
 Board of Directors and senior
 executive officer from 1951
 until his retirement in 1979.
 Father of C. Scott Kulicke.

John A. O'Steen (52),                   1988         1998           13,000/(5)/       /(2)/
 Chairman and Chief Executive
 Officer of Cinmar, L.P., a mail
 order catalog company since 1991;
 a Director of International
 Cornerstone Group, Inc., a mail
 order catalog holding company since
 1995; and a Director of Bill's Dollar
 Stores, Inc., a chain of retail
 convenience stores, since 1996.
 Formerly, President, Chief
 Executive Officer and a director of
 Cincinnati Microwave, Inc.,
 a manufacturer of electronic products.

Allison F. Page (73),                   1962         1997          10,520/(6)/        /(2)/
 retired partner in the Philadelphia
 law firm of Pepper, Hamilton &
 Scheetz.

MacDonell Roehm, Jr. (57),              1984         1998          12,000/(6)/        /(2)/
 Chairman, President and Chief
 Executive Officer of Bill's Dollar
 Stores, Inc., a chain of retail
 convenience stores, since 1994.
 Formerly, Managing Director of
 AEA Investors, Inc., a private
 investment firm.

                                                     Present       Common Shares
                                        Director     Term          Beneficially Owned
Name, Age and Occupation                Since        Expires       On December 1, 1996
------------------------                --------     -------       -------------------
                                                                   Number           Percent
                                                                   ------           -------

Larry D. Striplin, Jr. (67),            1995         2000          30,000            /(2)/
 Chairman of the Board and Chief
 Executive Officer of Nelson-Brantley
 Glass Contractors, Inc., a glass
 contractor, and Clearview Properties, a real
 estate rental company. Chairman of Circle "S"
 Industries, Inc. and AFW (as defined) prior
 to their acquisition by the Company.
 Director of Capstone Capital
 Corporation, a real estate trust, and
 MedPartners, Inc., a physician
 practice management company.
 Mr. Striplin was elected a director
 of the Company by the Board on
 December 12, 1995 and by the Share-
 holders on February 13, 1996.

C. William Zadel (53),                  1989         1997          10,000/(6)/       /(2)/
 President and Chief Executive
 Officer of Millipore Corporation, a
 global manufacturer of filtration
 and purification products and former
 President and Chief Executive Officer
 of Ciba-Corning Diagnostics Corp., a
 manufacturer and distributor of
 medical diagnostic products.  Director
 of Matritech, Inc., a developer and
 manufacturer of cancer diagnostic
 equipment and Zoll Medical Corporation,
 which designs, manufactures and markets
 a line of cardiac resuscitation
 devices and electrodes.

Morton K. Perchick (59),                 --           --           25,821/(7)/       /(2)/
 Executive Vice President of the
 Company.

Clifford G. Sprague (53),                --           --           29,994/(8)/       /(2)/
 Senior Vice President and Chief
 Financial Officer of the Company.

Walter E. Von Seggern (56),              --           --           18,290/(9)/       /(2)/
 Vice President, Engineering
 and Technology of the Company/(9)/.

                                                     Present       Common Shares
                                        Director     Term          Beneficially Owned
Name, Age and Occupation                Since        Expires       On December 1, 1996
------------------------                --------     -------       -------------------
                                                                   Number           Percent
                                                                   ------           -------

Moshe Jacobi (54)                        --           --           21,665/(10)/      /(2)/
 Senior Vice President; President of
 Packaging Materials Group

All directors and executive officers
as a group (13 persons)                  --           --           812,894/(11)/      4.1

----------------------
(1)  Includes 3,000 shares subject to options that are currently exercisable.
(2)  Less than 1.0%.
(3) Includes 383,557 shares jointly held with Mr. Kulicke's wife and 131,260 shares subject to options that are currently exercisable.
(4)  Consists of 5,000 shares subject to options that are currently exercisable.
(5) Consists of 8,000 shares jointly held with Mr. O'Steen's wife and 5,000 shares subject to options that are currently exercisable.
(6)  Includes 10,000 shares subject to options that are currently exercisable.
(7)  Includes 23,440 shares subject to options that are currently exercisable.
(8) Includes 6,400 shares jointly held with Mr. Sprague's wife and 22,654 shares subject to options that are currently exercisable.
(9) Subsequently elected Senior Vice President. Shareholdings include 14,960 shares subject to options that are currently exercisable.
(10) Includes 21,460 shares subject to options that are currently exercisable.
(11) Includes 269,494 shares subject to options that are currently exercisable 12,720 of which are held by Asuri Raghavan, Senior Vice President and President Equipment Group. See also footnotes (1) and (3) through (10) above.


                    APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     In the absence of instructions to the contrary, proxies will be voted in favor of ratification of the reappointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending September 30, 1997. The election of independent accountants by the shareholders is not required by law or by the Company's By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. A majority of the votes cast in favor of the election of Price Waterhouse LLP is necessary to approve this matter. For such purposes, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in favor of the election. If a majority of the votes cast on this matter are not cast in favor of the reappointment of Price Waterhouse LLP, the Company will appoint other independent accountants as soon as is practical and before the close of the 1997 fiscal year.

     A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting to make a statement if desired and will be available to respond to any appropriate questions.

                            ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports.

          Based on the Company's review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all filings required to be made by the reporting persons for fiscal 1996 were made on a timely basis.

Summary Compensation Table

          The following table sets forth information with respect to the compensation received by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (together with the Chief Executive Officer, the "named executive officers") for the fiscal year ended September 30, 1996 ("Fiscal 1996"), as well as the compensation received by each such individual for the Company's previous two fiscal years ("Fiscal 1995" and "Fiscal 1994," respectively).

                                                           Annual                           Long Term
                                                        Compensation                       Compensation
                                              ------------------------------               ------------
                                                                                               Awards
                                                                                               ------       All
                                                                               Other         Securities    Other
                                                                               Annual        Underlying    Compen-
      Name and                   Fiscal       Salary             Bonus         Compen-         Options     sation
  Principal Position              Year          ($)             ($)/(1)/       sation($)/(2)/    (#)      ($)/(3)/
---------------------------------------------------------------------------------------------------------------------
C. Scott Kulicke                  1996        $300,000         $     -0-         $ 4,922         31,700   $  16,472
 Chairman of the Board and        1995         260,000           268,268           4,926         55,400       3,608
 Chief Executive Officer          1994         240,000            50,000           3,277         10,000       3,571

Morton K. Perchick                1996        $210,623         $  63,205         $ 5,883         15,000   $  16,644
 Executive Vice President         1995         189,750           119,808           4,371         30,600       1,386
                                  1994         172,500            27,000           4,543          7,800       1,349

Clifford G. Sprague               1996        $179,550         $  22,445         $ 4,816         11,200   $   9,214
 Senior Vice President and        1995         157,500            99,445           4,058         24,600       1,386
 Chief Financial Officer          1994         150,000            25,000           3,807          6,600       1,349

Walter E. Von Seggern             1996        $161,500         $  29,070         $ 4,215          9,600   $  10,376
 Vice President, Engineering      1995         150,000            54,912           4,218         15,000       1,386
 and Technology                   1994         140,000            14,500           4,630          5,400         830

Moshe O. Jacobi                   1996        $184,275         $  33,900         $41,469         11,000   $  56,589
 Senior Vice President,           1995         131,151            65,916           7,728         12,400      28,393
 Packaging Materials Group        1994         114,317            33,816           7,521          3,600      25,126

----------------------
(1) These amounts represent incentive payments to the named executive officers as participants in the Company's Executive Incentive Compensation Plan (with respect to the fiscal year indicated). See "Compensation Committee Report on Executive Compensation" herein.

(2) These amounts represent reimbursement for taxes paid by Messrs. Kulicke, Perchick, Sprague and Von Seggern on Company-provided automobiles. The amounts set forth for Mr. Jacobi for Fiscal 1994 and 1995 represent reimbursement for taxes paid by Mr. Jacobi on Company-provided automobiles. The amount set forth for Mr. Jacobi for Fiscal 1996 includes amounts for reimbursement of taxes paid by Mr. Jacobi on Company-provided automobiles, $11,977 for travel expenses for accompanying family members and $27,412 for relocation benefits paid to Mr. Jacobi in connection with his move from Israel to the United States.

(3) Amount indicated for Mr. Kulicke for Fiscal 1994, 1995 and 1996 includes the Company's matching contribution to the 401(k) Incentive Savings Plan, and $2,222 of forgiveness of interest and principal on a loan made by the Company pursuant to a 1978 loan program which was established to permit certain officers of the Company to purchase Common Shares. This column also includes, for Fiscal 1994, 1995 and 1996, the Company's matching contribution to the 401(k) Incentive Savings Plan with respect to Messrs. Perchick, Sprague, and Von Seggern. With respect to Mr. Jacobi, this column contains, for Fiscal 1994 and 1995, the Company's matching contribution to an Israeli voluntary matched savings plan and its contribution to an Israeli pension and severance insurance plan in which Mr. Jacobi participates (see "Pension Plan Table" below), and, for Fiscal 1996, the Company's matching contributions of $16,223 for the Israeli voluntary matched savings plan and $6,554 for the Company's 401(k) Incentive Savings Plan and its contribution of $33,812 to the Israeli pension and severance insurance plan. Effective January 1, 1996, the Company enhanced the 401(k) Incentive Savings Plan, including an increase in the Company's matching contribution, to offset the freezing of benefits under the pension plan. See "Pension Plan Table" below.

Stock Option Tables

     The following tables set forth information with respect to stock option grants by the Company to the named executive officers in Fiscal 1996, and the number of unexercised options and the value of unexercised in-the-money options at the Fiscal 1996 year-end, respectively. All share data have been adjusted to reflect the two-for-one stock split of the Company's Common Shares in July 1995.

                          Option Grants in Fiscal 1996

                                                        Individual Grants                         Potential Realizable Value
                                            ------------------------------------------           at Assumed Annual Rates of
                                              % of Total                                         Stock Price Appreciation for
                                            Options Granted    Exercise                               Option Term/(3)/
                           Options          to Employees in      Price      Expiration           ------------------------------
     Name                 Granted/(1)/      Fiscal Year/(2)/   Per Share       Date                  5%                 10%
-------------------------------------------------------------------------------------------------------------------------------
C. Scott Kulicke             31,700           12.16%             $33.00       10-19-05              $657,882         $1,667,210
Morton K. Perchick           15,000            5.75%             $33.00       10-19-05              $311,300         $  788,900
Clifford G. Sprague          11,200            4.30%             $33.00       10-19-05              $232,437         $  589,045
Walter E. Von Seggern         9,600            3.68%             $33.00       10-19-05              $199,231         $  504,896
Moshe O. Jacobi              11,000            4.22%             $33.00       10-19-05              $228,286         $  578,527

----------------------------
(1) All options granted to named executive officers in Fiscal 1996 were granted under the 1994 Employee Stock Option Plan and generally become exercisable one year from the date of grant in installments of 25% per year.
(2) The Company granted options to employees to purchase a total of 260,700 shares during Fiscal 1996.
(3) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.

     Aggregated Option Exercises in Fiscal 1996 and 1996 Fiscal Year-End
                                 Option Values

                                                            Number of Unexercised     Value of Unexercised
                                                              Options at Fiscal       In-the-Money Options
                                                                  Year-End           at Fiscal Year-End/(1)/
                               Shares                       ----------------------  ------------------------
                             Acquired on                     Exercis-   Unexercis-  Exercis-      Unexercis-
    Name                       Exercise      Value Realized    able        able       able          able
------------------------------------------------------------------------------------------------------------
C. Scott Kulicke.......            --              --        110,000      87,540     $707,729       $192,464
Morton K. Perchick.....            --              --         11,440      48,040     $ 51,679       $113,217
Clifford G. Sprague....            --              --         13,054      38,120     $ 62,604       $ 92,355
Walter E. Von Seggern..            --              --          6,520      29,720     $ 30,677       $ 81,230
Moshe O. Jacobi........            --              --         15,380      24,920     $ 98,679       $ 48,170

------------------------
(1) In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of the Company's Common Shares on September 30, 1996, the end of its 1996 fiscal year, was $11.375 per share.


Pension Plan Table

     The Company has maintained a tax-qualified defined benefit pension plan, which covered U.S. employees who had reached age 21 and completed one year of service. Retirement benefits are determined under a formula based on length of service and average compensation in the three consecutive calendar years out of the last ten producing the highest average (subject to certain Internal Revenue Code limits). The following table shows the annual benefits under the Company's qualified pension plan upon normal retirement at age 65 to persons in specified salary classifications, assuming election of payment in the form of an annuity for the employee's life. Amounts set forth in the table are subject to a reduction allowing for social security benefits paid for by the Company. Effective December 31, 1995, benefit accruals under the Company's pension plan were frozen. As a consequence, employees' accrued benefits will not increase after December 31, 1995 as a result of their subsequent service or compensation.

             Annual Benefit Assuming Years of Service As Indicated

Remuneration/(1)/                        10 Years     20 Years     30 Years         40 Years
-----------------                        --------     --------     --------         --------

$100,000.........................         $15,198      $30,396      $45,594         $ 53,193
 120,000.........................          18,627       37,253       55,880           65,193
 150,000/(2)/....................          23,770       47,539       71,309           83,193/(3)/

----------------------
(1) Average annual cash compensation during the last three calendar years prior to retirement, which includes amounts not included in the above Summary Compensation Table, such as certain personal benefits.
(2) Represents the maximum annual compensation limit under which annual benefits could be computed in Fiscal 1995.
(3)  Represents the maximum annual benefit which may be paid.

     The estimated credited years of service under the pension plan for the named executive officers were as follows: Mr. C. Scott Kulicke, 23 years; Mr. Perchick, 16 years; Mr. Sprague, 7 years; and Mr. Von Seggern, 3 years.

     Prior to 1996, Moshe Jacobi, a named executive officer of the Company, was an officer of Micro-Swiss Ltd., one of the Company's Israeli subsidiaries.
Under Israeli law, Micro-Swiss is required to make severance payments to dismissed employees. In order to fund this severance obligation, provide pension benefits required by a general industry collective agreement regarding comprehensive pensions, and provide death and disability benefits to its employees, Micro-Swiss has obtained, over time, certain insurance plans offered by Israeli insurance companies. Each of the plans provides severance, pension and disability benefits for covered employees in consideration of the payment of premiums based upon the employee's monthly salary. For pension benefits, Micro-Swiss makes a matching payment of approximately 5% of the employee's monthly salary; for severance benefits, Micro-Swiss makes a payment of approximately 8.3% of the employee's monthly salary; and for disability benefits, Micro-Swiss makes a payment of approximately 2.5% of the employee's monthly salary. The Company continued making these severance, pension and disability premium payments on behalf of Mr. Jacobi during 1996. Upon retirement, participating employees like Mr. Jacobi are entitled to the amount in their pension plan account which they may elect to receive in a lump-sum payment or in the form of an annuity.


Termination of Employment Agreements

     The Company has Termination of Employment Agreements with its executive officers which provide that in the event of certain changes in control, as defined in the Agreements, the officer who is a party to such agreement and whose employment terminates, other than voluntarily or for cause, within 18 months after such change in control, will be entitled to termination pay equal to the lesser of a specified number of months' base salary or $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Internal Revenue Code or would make payment thereof non-deductible by the Company under Section 280G of the Code. Such agreements are all currently scheduled to expire on December 31, 1997 unless extended. The named executive officers' Termination of Employment Agreements provide for payment of the following number of months' base salary: Mr. C. Scott Kulicke, 30 months; Mr. Perchick, 18 months; Mr. Sprague, 18 months; Mr. Von Seggern, 18 months; and Mr. Jacobi, 18 months.

     In addition to the payments described above, Mr. Jacobi is entitled to receive certain severance payments under the private insurance company plan described under the heading "Pension Plan Table" above.


Board Matters

     The Company has standing Audit and Compensation Committees. There is no standing nominating committee.

     The Audit Committee, comprised of Messrs. MacDonell Roehm, Jr., Chairman, Frederick W. Kulicke, Jr. and Allison F. Page, met twice during Fiscal 1996. The principal duties of the Audit

Committee are to recommend independent public accountants for appointment by the Company; review with the independent accountants the planned scope and results of the annual audit and their reports and recommendations; and review with the independent accountants matters relating to the Company's system of internal controls.

     The Compensation Committee, comprised of Messrs. John A. O'Steen, Chairman, James W. Bagley and C. William Zadel, met twice during Fiscal 1996. The principal duties of the Compensation Committee are to approve compensation arrangements for the executive officers and senior managers of the Company and to administer the Company's stock option plans.

     In Fiscal 1996, the Board of Directors met eight times. Five of such meetings were regular meetings and three of such meetings were special meetings. Directors who are not officers of the Company receive a quarterly retainer of $3,000, plus $2,000 for each regular meeting of the Board attended and $1,000 for each special meeting of the Board attended. Committee Chairmen also are paid an annual retainer of $2,000, and committee members are paid $1,000 for each committee meeting not held on the date of a Board meeting. All of the incumbent directors attended at least 75% of the Board and applicable committee meetings in Fiscal 1996.

     Each member of the Board who is not also an officer or employee of the Company is eligible to participate in the Company's 1988 Non-Qualified Stock Option Plan for Non-Officer Directors (the "Director Plan"). Pursuant to the Director Plan, options to purchase 5,000 Common Shares are automatically granted to each eligible director on the last day of each February on which the Company's shares are publicly traded in each of the years 1990 through 1998 at an exercise price equal to 100% of the fair market value of the Company's Common Shares on the date of grant. Options granted under the Director Plan become exercisable in 20% annual increments commencing on the first anniversary of the date they are granted.

     See also "Certain Relationships and Related Transactions" below.

Certain Relationships and Related Transactions

     On October 2, 1995, the Company acquired American Fine Wire Corporation ("AFW") through the merger of a subsidiary of the Company into Circle "S" Industries, Inc., the parent corporation of AFW ("Circle S"). AFW is a manufacturer of fine gold and aluminum wire for use in the wire bonding process and has facilities in Selma, Alabama, Singapore and Zurich, Switzerland.

     The purchase price for the AFW acquisition, including transaction costs, totaled $54.7 million. Of the $54.7 million paid, in accordance with the terms of the acquisition agreements, approximately $34.4 million was paid by delivery of notes to the stockholders of Circle S (the "AFW Notes"). Larry D. Striplin, Jr., a director of the Company and former director of Circle S, and various members of his family and related trusts owned slightly more than a majority of the outstanding Common Shares of Circle S. The AFW Notes bore interest at the rate of 6.4375% per year, less costs (1% per year) of the letters of credit securing the AFW Notes, and matured and were repaid on January 5, 1996.

     The AFW acquisition agreements provide for the indemnification of the Company by certain former stockholders of Circle S (including Mr. Striplin) against breaches of or inaccuracies in various representations and warranties and covenants of Circle S in the acquisition agreements and against certain types of possible liabilities.

     In connection with the AFW acquisition, the Company's Board agreed to elect, and on December 12, 1995 did elect, Larry D. Striplin, Jr. as a director of the Company. Mr. Striplin subsequently was reelected a director of the Company at its 1996 Annual Meeting of Shareholders for a four-year term. Pursuant to the AFW acquisition, the Company also assumed a 1990 employment and non-competition agreement between Circle S and Mr. Striplin providing for payments to him or his estate of $200,000 per year for five years following the date of the AFW acquisition. Mr. Striplin's employment by Circle S and AFW terminated at the time of such acquisition.


                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION


     The Compensation Committee of the Company's Board of Directors, comprised entirely of outside directors, is responsible for approving compensation arrangements for the officers and senior managers of the Company.

     The Compensation Committee seeks to achieve the following goals with the Company's executive compensation programs: to attract and retain key executives; to motivate and reward executives for the attainment of corporate and individual performance objectives; and to provide executives with an opportunity to acquire an equity interest in the Company. The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive's cash compensation to the achievement of objectives that are important to the Company.

     The Company's Executive Incentive Compensation Plan is currently comprised of three components: base salary; cash incentive; and equity incentive in the form of stock options.


Target Total Cash Compensation

     Target total cash compensation for each executive is established based on marketplace data. For this purpose, in Fiscal 1996 the Company utilized principally the median data for companies with sales between $200 million and $499 million as reported by nationwide participants in the Alexander & Alexander Consulting Group/Radford Associates' 1995 Management Compensation Report. Participants in that nationwide survey are not limited to the companies included in the peer group established to compare shareholder returns in the performance graph included below because the Compensation Committee believes that the Company's competitors for executive talent are not limited to that peer group.


Base Salary and Cash Incentive

     Once target total cash compensation has been established for each executive, the total compensation is divided into a base salary portion and a cash incentive portion. The higher the level of responsibility of the executive within the Company, the greater the portion of that executive's target total cash compensation that consists of the cash incentive component. At budgeted performance levels, targeted cash incentive ranges from approximately 33% to 56% of targeted total cash compensation (50% to 125% of base salary) for the named executive officers.

     In Fiscal 1996, the cash incentive portion of the compensation of participants in the Executive Incentive Compensation Plan was based upon achievement of specified operating profit margins, return on assets and performance goals. Based principally upon achievement of individual performance goals, an aggregate of $931,000 was awarded to participants in the Plan.


Equity Incentive

     The Company grants stock options annually to all participants in the Executive Incentive Compensation Plan. The purpose of these grants is to give participants a stake in the success of the Company as measured by the stock market's assessment of the Company's performance. The number of options granted to each participant is generally determined on the basis of a percentage of base salary that varies depending on the participant's level of responsibility. The extent of existing options or stock ownership is not generally considered in granting options, except that the Company sometimes grants an initial round of options to newly recruited executives to provide them with some stake in the Company's success from the commencement of their employment.

     In Fiscal 1996, option grants to Executive Incentive Compensation Plan participants amounted to approximately 2.6% of the Company's outstanding Common Shares.

Chief Executive Officer Compensation

     The Compensation Committee uses the same factors in determining the compensation of the Chief Executive Officer as it does for the other participants in the Executive Incentive Compensation Plan. Following an analysis of marketplace data and a subjective assessment of the Chief Executive Officer's performance, the Compensation Committee recommended, and the Board of Directors approved, an increase in the annual salary of the Chief Executive Officer from $260,000 to $300,000 for Fiscal 1996. Since the Company did not achieve its operating profit margin or return on assets targets in Fiscal 1996, the Chief Executive Officer did not receive a cash incentive payment for Fiscal 1996.

                           THE COMPENSATION COMMITTEE

                           JOHN A. O'STEEN, CHAIRMAN
                                JAMES W. BAGLEY
                                C. WILLIAM ZADEL


Performance Graph

     The graph set forth below compares, for Fiscal 1992 through Fiscal 1996, the yearly change in the cumulative total returns to holders of Common Shares of the Company with the cumulative total return of a peer group selected by the Company and of the NASDAQ Stock Market-US Index. The peer companies are all among the top 25 semiconductor capital equipment suppliers in the world and were selected by the Company based principally on nature of business, revenues, employee base, technology base, market share, customer and customer relationships. The peer group is composed of Advanced Semiconductor Materials International N.V., Applied Materials, Inc., BTU International, Inc., Electro Scientific Industries, Inc., FSI International, Inc., Genus, Inc., KLA Instruments Corp., Lam Research Corp., LTX Corp., Novellus Systems, Inc., Silicon Valley Group, Inc., Teradyne Inc. and Varian

Associates, Inc. The graph assumes that the value of the investment in the relevant stock or index was $100 at September 30, 1991 and that all dividends were reinvested. Total returns are calculated based on a fiscal year ending September 30. The closing market price of the Company's Common Shares as of September 30, 1996 was $11.375. The closing market price of such shares on December 26, 1996 was $19.75.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      AMONG THE COMPANY, A PEER GROUP AND
                       THE NASDAQ STOCK MARKET-US INDEX

                             [GRAPH APPEARS HERE]

                               Sept. 30,     Sept. 30,     Sept. 30,     Sept. 30,    Sept. 30,   Sept. 30,
                                 1991          1992          1993          1994         1995        1996
----------------------------------------------------------------------------------------------------------
Kulicke & Soffa Industries        100            78           451           255        1,145         357

Peer Group                        100           120           281           367          748         409

NASDAQ Stock Market-US            100           112           147           148          204         243

                             SHAREHOLDER PROPOSALS

     Proposals which shareholders desire to have included in the Company's Proxy Statement for the Annual Meeting in 1998 pursuant to Securities Exchange Act Regulation 14a-8 must be addressed to the Secretary of the Company and received by the Company on or before September 9, 1997.

                                 OTHER MATTERS

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies personally and by telephone, telegraph or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.

     Although the Company knows of no business which will be presented at the Annual Meeting other than those described herein, proxies in the accompanying form will confer discretionary authority with respect to any other matters which may come before the meeting.



                                 By Order of the Board of Directors
                                 SUSAN WATERS
                                 Secretary

                                   Appendix
                                   --------


                       KULICKE AND SOFFA INDUSTRIES, INC.

          This Proxy Is Solicited On Behalf Of The Board Of Directors


     The undersigned, revoking all prior proxies, hereby appoints C. Scott Kulicke and Clifford G. Sprague, or either of them, with full power of substitution, as the undersigned's proxies to vote at the Annual Meeting of Shareholders of Kulicke and Soffa Industries, Inc. (the "Company") called for February 11, 1997 and any adjournment thereof.

[x] Please mark your votes as in this example.

 1.    ELECTION OF             For All   Withhold      Nominees: Allison F. Page
       DIRECTORS              Nominees   Authority To           C. William Zadel
                               Listed    Vote For All
 (INSTRUCTION:  To withhold              Nominees
 authority to vote for any               Listed
 individual nominee, write       [_]          [_]
 that nominee's name in
 the space provided below)


------------------------------
By signing this Proxy,authority
is given to cumulate votes in the
discretion of Proxies for less
than all nominees listed.

2.  Appointment of Price        For         Against              Abstain
    Waterhouse LLP as           [_]           [_]                  [_]
    independent public
    accountants for the
    Company for the year
    ending September 30,
    1997.

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


You are urged to sign and return this proxy so that you may be sure that your Shares will be voted.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.


______________________________________
Signature of Shareholder


______________________________________
Signature of Shareholder


Date_______________________________1997


Note: Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person.